Exhibit 24
POWER OF ATTORNEY
     Each of the undersigned officers and/or directors of Tween Brands, Inc., a Delaware corporation (the “Company”), hereby appoints Michael W. Rayden and Kenneth T. Stevens as his or her true and lawful attorneys-in-fact, or either of them individually with power to act without the other, as his or her true and lawful attorney-in-fact, in his or her name and on his or her behalf, and in any and all capacities stated below, to sign and to cause to be filed with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, and any and all amendments thereto, hereby granting unto said attorneys, and to each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all such capacities, every act and thing whatsoever necessary to be done in and about the premises as fully as each of the undersigned could or might do in person, hereby granting to each such attorney full power of substitution and revocation, and hereby ratifying all that any such attorney or his substitute may do by virtue hereof.
     IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney in counterparts if necessary, effective as of March 21, 2008.

Signature	Title

/s/ Michael W. Rayden Michael W. Rayden	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Kenneth T. Stevens Kenneth T. Stevens	Director, President, Chief Operating Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Elizabeth M. Eveillard Elizabeth M. Eveillard	Director

/s/ Nancy J. Kramer Nancy J. Kramer	Director

/s/ David A. Krinsky David A. Krinsky	Director

/s/ Philip E. Mallott Philip E. Mallott	Director

/s/ Fredric M. Roberts Fredric M. Roberts	Director

/s/ Kenneth J. Strottman Kenneth J. Strottman	Director